UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2015

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Continental Rail Corp.

(Exact name of registrant as specified in its charter)

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Nevada	333-194337	33-0864127
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2929 E. Commercial Blvd., PH-D, Ft. Lauderdale, FL 33308

(Address of Principal Executive Office) (Zip Code)

954-202-9770

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 - Entry into a Material Definitive Agreement

On June 19, 2015, an agreement was made between Continental Rail Corp. (“Continental”), a Nevada corporation, Continental Rail, LLC (“LLC”), a Florida limited liability company and the Series A Preferred Stockholders of Continental (the “Preferred Shareholders”). The LLC is a recently organized limited liability company. The holders of interest in the LLC include the Preferred Shareholders. Certain of the Preferred Shareholders are also executive officers, directors and principal shareholders of Continental.

The LLC was organized by certain Preferred Shareholders to provide management services to a financial institution (the “Firm”), for the Delta Southern Railroad (“Delta Southern”). Delta Southern is a Class III short-line railroad, owned by the Firm, headquartered in Tallulah, Louisiana. Delta Southern operates a 15 mile disconnected rail line from Monroe, LA, to Sterlington, LA. It was expected that Continental would provide management services to Delta Southern, however the Firm required that the manager cannot be owned (more than 10%) or controlled by a public company. In consideration for a 10% membership interest in the LLC, Continental has agreed to waive any rights it may have had to manage Delta Southern, as well as any other corporate opportunities previously introduced to Continental by the Preferred Shareholders. To facilitate the transaction, and for no additional consideration, the Preferred Shareholders returned all of the 600,000 shares (convertible to 56,400,000 shares of common stock) of Series A Preferred Stock to Continental, which shares will be cancelled and returned to the status of authorized but unissued and undesignated shares of Continental preferred stock.

The Agreement is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Agreement attached hereto, which is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d)

Exhibits

Exhibit 10.1

Agreement dated June 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 25, 2015	Continental Rail Corp.

	By:	/s/ Timothy Hart
Chief Financial Officer, principal financial and accounting officer